Exhibit 99.1
News Release

Celanese Corporation

222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Announces Intent to Cease Manufacturing Operations at its Lanaken Acetate Tow Facility

DALLAS, TX, October 28, 2025 – Celanese (NYSE: CE), a global chemical and specialty materials company, today announced to its employees and local union representatives its intent to cease operations at its acetate tow facility in Lanaken during the second half of 2026. Celanese plans to now commence the formal information and consultation process with the local union representatives.

Acetate tow has faced challenging conditions, including declining demand and growing uncertainty in the regulatory environment. The intended closure is also influenced by the need to optimize the company’s cost structure, particularly in light of the comparably high energy and operating costs associated with the Lanaken site. Following a strategic review, the company concluded that continued operations at the Lanaken facility are no longer economically viable. The intent to cease operations may impact approximately 160 employees from manufacturing and support functions at the site.

Celanese intends to continue to supply customers and fulfill contractual obligations, as well as work closely with customers on any potential changes before they are implemented. The company also expects to maintain close engagement with the relevant authorities and the local community to foster effective collaboration and a smooth and safe transition for the site.

About Celanese

Celanese is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company with more than 11,000 employees worldwide and 2024 net sales of $10.3 billion.

Forward-Looking Statements

The information set forth in this release contains certain “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, expected future costs associated with the anticipated closure of the above-referenced facility in Lanaken, Belgium, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Celanese Contacts:
Investor Relations
Bill Cunningham
19724434730
william.cunningham@celanese.com

Media Relations - Global
Jamaison Schuler
19724434400
media@celanese.com

Media Relations - Europe (Germany)
Petra Czugler
4969450091206
petra.czugler@celanese.com
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